Ex99(b)4(b)

Contract Number: [B1234567 ]

403(b) TAX SHELTERED ANNUITY ENDORSEMENT

The annuity contract to which this endorsement is attached is amended as specified below to qualify as an annuity contract described in Section 403(b) of the Internal Revenue Code of 1986, as amended (the “IRC”), and the Income Tax Regulations thereunder. All the provisions of this contract and this endorsement shall be interpreted in accordance with IRC Section 403(b), the Income Tax Regulations thereunder, and, if applicable, the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Where the provisions of this endorsement are inconsistent with the provisions of this contract, including the provisions of any other endorsements or riders issued with this contract, the provisions of this endorsement will control.

The effective date of this endorsement is the effective date of this contract. However, if this contract was issued prior to January 1, 2009, and another endorsement designed to modify this contract to qualify as an annuity contract described in IRC Section 403(b) is attached to this contract, this endorsement replaces that other endorsement effective January 1, 2009.

We reserve the right to amend this contract to comply with any changes in the IRC, regulations issued thereunder, administrative rulings and, if applicable, the requirements of ERISA. Any such amendment will be promptly mailed to the owner at his or her last known address.

Whenever this endorsement or this contract refers to a section of the IRC or a regulation promulgated under the IRC, such reference includes any amended or successor section or regulation.

1)	THE PLAN, EMPLOYER, AND EMPLOYEE. As used in this endorsement, “Plan” means the plan under IRC Section 403(b) that is maintained by the Employer and pursuant to which this contract is issued or, if applicable, the agreement between the Employer and Thrivent Financial for Lutherans (“we,” “us”) to provide each other with information described in Section 1.403(b)-10(b)(2)(C) of the Income Tax Regulations. “Employer” means the employer described in IRC Section 403(b)(1)(A) and the Income Tax Regulations thereunder that maintains the Plan pursuant to which this contract is issued. “Employee” means the employee or former employee of the Employer who is the owner of this contract and for whose benefit the Employer maintains the Plan under which this contract was issued.

2)	OWNER AND ANNUITANT. Other than provided under this contract and applicable federal tax law, the owner and Annuitant cannot be changed.

3)	PREMIUM PAYMENT(S).

a)	In General. Contributions may not exceed the limits of IRC Section 415. We will not accept any contributions in excess of this limit and do not intend to separately account for any such excess contributions or amounts attributable to any such excess contributions.

b)	Single Premium contract. If only a single premium is permitted under this contract, the single premium permitted may not include any amounts other than:

i)	An exchange or plan-to-plan transfer allowed under Section (6) of this endorsement; or

ii)	A rollover permitted under IRC Sections 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3), and 457(e)(16).

Notwithstanding the foregoing, the single premium may not include amounts attributable to designated Roth contributions under IRC Section 402A or after-tax employee contributions.

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Contract Number: [B1234567    ]

403(b) TAX SHELTERED ANNUITY ENDORSEMENT	(continued)

c)	Flexible Premium contract. If flexible premiums are permitted under this contract, a premium must be made:

i)	As a contribution by the Employer on behalf of the Employee;

ii)	As an exchange or plan-to-plan transfer allowed under Section (6) of this endorsement; or

iii)	As a rollover permitted under IRC Sections 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3), and 457(e)(16).

Notwithstanding the foregoing, flexible premiums may not include amounts atttributable to designated Roth contributions under IRC Section 402A or after-tax employee contributions.

Except as otherwise permitted by IRC Section 414(u), IRC Section 414(v) or other provisions of the federal tax law, contributions made pursuant to a salary reduction agreement may not exceed the limits set forth in IRC Section 402(g). If contributions exceed this limit, we will distribute the amount of the excess, together with any income allocable thereto, to the Employee as permitted by applicable federal tax law.

d)	Minimum Premiums. A minimum premium amount may be required under this contract. However, we will reduce this minimum premium amount if necessary to comply with IRC Section 403(b)(12).

4)	NONTRANSFERABLE AND NONFORFEITABLE. This contract is established for the benefit of the Employee and his or her beneficiaries. The interest of the Employee in this contract is nontransferable and, except as provided by applicable law, is nonforfeitable. In particular, except as otherwise provided under applicable law, this contract may not be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than us. Special rules may apply in the case of a transfer under the terms of a qualified domestic relations order as defined in IRC Section 414(p) (a “QDRO”).

5)	DISTRIBUTION RESTRICTIONS.

a)	In General. Except as otherwise provided under federal tax law, a distribution from this contract may be made only in accordance with the requirements of IRC Section 403(b), the Income Tax Regulations and the Plan. Amounts may be distributed pursuant to a QDRO to the extent permitted by applicable federal tax law.

b)

Elective Deferrals. As required by IRC Section 403(b)(11) and IRC Section 403(b)(7) and the applicable Income Tax Regulations thereunder, a distribution of Elective Deferrals permitted under the Plan, if applicable, may not be made from this contract earlier than the earliest of the date on which the Employee (i) has a severance from employment, (ii) dies, (iii) has a hardship, (iv) becomes disabled (within the meaning of IRC Section 72(m)(7)) or (v) attains age 59 1/2. A hardship distribution is limited to the aggregate dollar amount of the Employee’s Elective Deferrals under this contract (and may not include any income thereon), reduced by the aggregate dollar amount of the distributions previously made to the Employee from this contract. As used in this endorsement, “Elective Deferrals” means contributions to this contract made after December 31, 1988, pursuant to a salary reduction agreement, earnings on such contributions, and earnings on any amounts held as of December 31, 1988. Elective Deferrals also include amounts attributable to contributions made to this contract in a non-taxable transfer, or in an exchange or plan-to-plan transfer allowed under Section (6) of this endorsement, that are attributable to contributions made pursuant to a salary reduction agreement and are subject to the distribution restrictions under IRC Section 403(b)(7) or IRC Section 403(b)(11).

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Contract Number: [B1234567    ]

403(b) TAX SHELTERED ANNUITY ENDORSEMENT	(continued)

c)	Employer Annuity Contributions. A distribution of Employer Annuity Contributions may be made as provided under the Plan, provided that, if this contract was issued on or after January 1, 2009, a distribution of Employer Annuity Contributions may be made from this contract no earlier than upon the earlier of the Employee’s severance from employment or upon the prior occurrence of some event, such as after a fixed number of years, the attainment of a stated age or disability, as provided under the Plan. As used in this endorsement, “Employer Annuity Contributions” means amounts attributable to contributions made to an annuity contract under IRC Section 403(b)(1) that are not made pursuant to a salary reduction agreement. Employer Annuity Contributions do not include after-tax employee contributions or earnings thereon. Employer Annuity Contributions include amounts attributable to contributions made to this contract in an exchange or plan-to-plan transfer allowed under Section (6) of this endorsement that are subject to the distribution restrictions under Section 1.403(b)-6(b) of the Income Tax Regulations.

d)

Employer Custodial Account Contributions. A distribution of Employer Custodial Account Contributions permitted under the Plan, if applicable, may not be paid from this contract before the Employee (i) has a severance from employments, (ii) dies, (iii) becomes disabled (within the meaning of IRC Section 72(m)(7)) or (iv) attains age 59 1/2. As used in this endorsement, “EmployerCustodial Account Contributions” means amounts attributable to contributions made to this contract in a non-taxable transfer, or in an exchange or plan-to-plan transfer allowed under Section (6) of this endorsement, that (i) are not made pursuant to a salary reduction agreement, (ii) are not Employer Annuity Contributions and (iii) are subject to the distribution restrictions under IRC Section 403(b)(7).

e)	Separate Accounting. If this contract includes both Elective Deferrals and other contributions, and the Elective Deferrals are not maintained in a separate account, then in accordance with Section 1.403(b)-6(d)(3) of the Income Tax Regulations, distributions may not be made earlier than the later of:

i)	Any date permitted under Section (5)(b) of this endorsement; and

ii)	Any date permitted under Sections (5)(c) and (5)(d) of this endorsement (whichever applies to the contributions that are not Elective Deferrals).

We are not obligated to maintain a separate account for Elective Deferrals.

f)	Exchanges and Transfers. Amounts exchanged or transferred to this contract pursuant to Section (6) of this endorsement, and income attributable to such amounts, are subject to distribution restrictions that are not less stringent than those imposed under the contract being exchanged or under the transferor plan, whichever is applicable, in accordance with Section 1.403(b)-10(b)(2) of the Income Tax Regulations.

g)	Exceptions.

i)	Notwithstanding any other provision in this Section (5) of this endorsement, distributions are permitted to be made from this contract to the extent (a) described in Sections (3) and (6) of this endorsement, (b) required by a QDRO, (c) described in IRC Section 72(t)(2)(G), (d) permitted by IRC Section 414(w)(2) or (e) otherwise allowed by applicable federal tax law.

ii)	If the Employer informs us that the Plan has been terminated in accordance with Section 1.403(b)-10(a) of the Income Tax Regulations, we will follow the instructions of the Employer with regard to how this contract is to be distributed, provided that such instructions are in accordance with the requirements of IRC Section 403(b) and the Income Tax Regulations.

iii)	To the extent that we separately account for contributions to this contract that are eligible rollover distributions as described in Sections 1.403(b)-6(i) and 1.403(b)-10(d) of the Income Tax Regulations, such contributions (and any earnings thereon) are not subject to the distribution restrictions described in this Section (5) of this endorsement. We are not obligated to separately account for any such amounts.

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Contract Number: [B1234567    ]

403(b) TAX SHELTERED ANNUITY ENDORSEMENT	(continued)

6)	EXCHANGES AND PLAN-TO-PLAN TRANSFERS. Subject to the terms of the Plan, if applicable, exchanges within the Plan and plan-to-plan transfers involving this contract will be allowed to the extent permitted under federal tax law.

7)	LOANS AND HARDSHIP DISTRIBUTIONS. Loans are not permitted or available under this contract. A distribution in the case of hardship that is permitted under Section (5) of this endorsement may be made under this contract. However, except as otherwise provided under Section 1.403(b)-10(b)(2) of the Income Tax Regulations with respect to certain contracts received in an exchange that occurred on or before September 24, 2007, and under Section 8 of Revenue Procedure 2007-71 with respect to certain contracts issued before January 1, 2009, a distribution in the case of hardship may be made under this contract only if (i) the Plan provides that hardship distributions are permitted or (ii) the Plan provides that hardship distributions are permitted to the extent provided in this contract.

8)	REQUIRED MINIMUM DISTRIBUTIONS.

a)	In General. Notwithstanding any provision in this contract to the contrary, the distribution of the entire interest in this contract must be made in accordance with the requirements of IRC Sections 403(b)(10) and 401(a)(9) and the Income Tax Regulations thereunder. Distributions from and benefits under this contract also must satisfy the requirements relating to incidental benefits under Section 1.401-1(b)(1)(ii) of the Income Tax Regulations. All such requirements are incorporated herein by reference. Prior to the date this contract is annuitized, the entire interest of the Employee or beneficiary under this contract is the dollar amount credited to the Employee or beneficiary under this contract plus the actuarial present value of any additional benefit (such as survivor benefits in excess of the dollar amount credited to the Employee or beneficiary) that will be provided under this contract, in accordance with Q&A-12 of Section 1.401(a)(9)-6 of the Income Tax Regulations.

To the extent permitted under the Plan and the IRC, the minimum distribution required under IRC Sections 403(b)(10) and 401(a)(9) with respect to this contract may be taken from any one or more of the Employee’s IRC Section 403(b) contracts under the Plan.

To the extent provided in Income Tax Regulations, if this contract is part of a governmental plan (as defined in IRC Section 414(d)), the contract will, for all years to which IRC Section 401(a)(9) applies to the contract, be treated as having complied with IRC Section 401(a)(9) if the contract complies with a reasonable good faith interpretation of IRC Section 401(a)(9).

b)

Required Beginning Date. Unless the Plan provides otherwise, the term “Required Beginning Date” as used in this endorsement means April 1 of the calendar year following the later of (i) the calendar year in which the Employee attains age 70 1/2 or (ii) the calendar year in which the Employee retires, or such later date provided by law. However, unless the Employee’s interest in this contract is on account of the Employee’s participation in a governmental plan (as defined in IRC Section 414(d)) or church plan (as defined in IRC Section 401(a)(9)(C)), if the Employee is a 5-percent owner (as defined in IRC Section 416) of the Employer with respect to the plan year ending in the calendar year in which the Employee attains age 70 1/2, the Required Beginning Date is April 1 of the calendar year following the calendar year in which the Employee attains age 70 1/2. In addition, if distributions commence to the Employee on a date before the Employee’s Required Beginning Date over a period permitted under IRC Section 401(a)(9)(A)(ii) and the distribution form is an annuity under which distributions are made in accordance with the provisions of Q&A-1 of 1.401(a)(9)-6 of the Income Tax Regulations, the annuity start date will be treated as the Required Beginning Date for purposes of applying the rules of Sections 1.401(a)(9)-2 and 1.401(a)(9)-6 of the Income Tax Regulations.

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Contract Number: [B1234567    ]

403(b) TAX SHELTERED ANNUITY ENDORSEMENT	(continued)

c)	Distributions During Employee’s Life. Unless otherwise permitted under applicable federal tax law, the entire interest must be distributed, or commence to be distributed, no later than the Required Beginning Date over (i) the life of the Employee, or the lives of the Employee and his or her designated beneficiary (within the meaning of the IRC Section 401(a)(9)), or (ii) a period not extending beyond the life expectancy of the Employee or the joint life and last survivor expectancy of the Employee and his or her designated beneficiary, as required by law. Annuity payments must be made in periodic payments at intervals of no longer than one year and must be nonincreasing or they may increase only as provided in Q&As-1, -4, and -14 of Section 1.401(a)(9)-6 of the Income Tax Regulations. Also, to the extent permitted under this contract, payments may be changed in accordance with Q&A-13 of Section 1.401(a)(9)-6 of the Income Tax Regulations. In addition, any distribution in the form of an annuity must satisfy the incidental benefit requirements specified in Q&A-2 of Section 1.401(a)(9)-6 of the Income Tax Regulations.

The amount to be distributed on or before the Required Beginning Date and by December 31 of each year will be made in accordance with the requirements of IRC Section 401(a)(9) and the regulations thereunder.

d)	Distributions After Employee’s Death. Unless otherwise permitted under applicable federal tax law, if the Employee dies on or after required distributions commence, the entire remaining interest, if any, will be distributed at least as rapidly as under the method of distribution being used as of the date of the Employee’s death.

Unless otherwise permitted under applicable federal tax law, if the Employee dies before required distributions commence, the entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Employee’s death, except that:

i)	If the interest is payable to an individual who is the Employee’s designated beneficiary, the designated beneficiary may elect to receive the entire interest over the life of the designated beneficiary or over a period not extending beyond the life expectancy of the designated beneficiary commencing on or before December 31 of the calendar year immediately following the calendar year in which the Employee died; or

ii)	If the sole designated beneficiary is the Employee’s surviving spouse, the surviving spouse may elect to receive the entire interest over the life of the surviving spouse or over a period not extending beyond the life expectancy of the surviving spouse, commencing on or before the later of:

1)	December 31 of the calendar year immediately following the calendar year in which the Employee died; and

2)	December 31 of the calendar year in which the Employee would have attained age 70 1/2.

If the surviving spouse dies before distributions begin to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse’s death, over the spouse’s designated beneficiary’s remaining life expectancy determined using such beneficiary’s age as of his or her birthday in the year following the death of the spouse or, if elected, will be distributed by the end of the calendar year containing the fifth anniversary of the spouse’s death.

An irrevocable election of the method of distribution by a designated beneficiary who is the surviving spouse must be made no later than the earlier of December 31 of the calendar year containing the fifth anniversary of the Employee’s death or the date distributions are required to begin pursuant to paragraph (ii) above. If no election is made, the entire interest will be distributed in accordance with policies and procedures established by us using a method of distribution described in Section (8)(d) of this endorsement.

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Contract Number: [B1234567    ]

403(b) TAX SHELTERED ANNUITY ENDORSEMENT	(continued)

An irrevocable election of the method of distribution by a designated beneficiary who is not the surviving spouse must be made no later than December 31 of the calendar year immediately following the calendar year in which the Employee died. If no such election is made, the entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Employee’s death.

For purposes of this Section of this endorsement regarding distributions after the Employee’s death, required distributions are considered to commence on the Employee’s Required Beginning Date or, if applicable, on the date distributions are required to begin to the Employee’s surviving spouse. However, if distributions start prior to the applicable date in the preceding sentence on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of 1.401(a)(9)-6 of the Income Tax Regulations, then required distributions are considered to commence on the annuity starting date.

Unless otherwise provided by applicable federal tax law, life expectancy is determined using the Single Life Table in Q&A-1 of Section 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to the Employee’s surviving spouse as the sole designated beneficiary, such spouse’s remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse’s age in that year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary’s age in the year following the calendar year of the Employee’s death (or in the case of a surviving spouse who is the Employee’s sole designated beneficiary and who dies before required distribution commence to him or her, the number in the Single Life Table corresponding to the spouse’s designated beneficiary’s age in the year following the calendar year of the spouse’s death) reduced by 1 for each subsequent year. If benefits under this contract are payable in accordance with an annuity option provided under this contract, life expectancy will not be recalculated.

e)	Income or Annuity Options. All annuity payments under this contract must meet the requirements of IRC Section 403(b)(10) and IRC Section 401(a)(9) and applicable regulations. The provisions of this endorsement reflecting these requirements override any annuity payment option inconsistent with such requirements. If guaranteed payments are to be made under this contract, the period over which any guaranteed payments are to be made must not exceed the period permitted under Section 1.401(a)(9)-6 of the Income Tax Regulations (except as otherwise permitted by applicable federal tax law).

9)	DIRECT ROLLOVERS. A distributee may elect, at the time and in the manner prescribed by us, to have any portion of an eligible rollover distribution that is equal to at least $500 paid directly to an eligible retirement plan specified by the distributee in a direct rollover. If an eligible rollover distribution is less than $500, a distributee may not make the election described in the preceding sentence to rollover a portion of the eligible rollover distribution.

An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include (a) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated beneficiary, or for a specified period of ten years or more, (b) any distribution to the extent such distribution is required under IRC Sections 403(b)(10) and 401(a)(9), (c) any hardship distribution, (d) the portion of any other distribution(s) that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities), (e) any other distribution(s) that is reasonably expected to total less than $200 during a year and (f) any other amounts designated in published federal income tax guidance.

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Contract Number: [B1234567    ]

403(b) TAX SHELTERED ANNUITY ENDORSEMENT	(continued)

A portion of a distribution will not fail to be an eligible rollover distribution merely because the portion consists of after-tax employee contributions which are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in IRC Section 408(a) or (b), respectively, or to a qualified defined contribution plan described in IRC Sections 401(a) or 403(a) that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of the distribution which is not so includible.

An eligible retirement plan is an eligible plan under IRC Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this contract, an individual retirement account described in IRC Section 408(a), an individual retirement annuity described in IRC Section 408(b), an annuity plan described in IRC Section 403(a), an annuity contract described in IRC Section 403(b) or a qualified plan described in IRC Section 401(a) that accepts the distributee’s eligible rollover distribution. The definition of eligible retirement plan will also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a QDRO.

A distributee includes the Employee. In addition, the Employee’s surviving spouse and the Employee’s spouse or former spouse who is the alternative payee under a QDRO are distributees with regard to the interest of the spouse or former spouse.

A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.

10)	COORDINATION WITH THE PLAN. Except to the extent that this contract is not subject to the written plan requirement under Section 1.403(b)-3(b)(3) of the Income Tax Regulations, this contract is subject to the terms of the Plan, provided that the terms of the Plan do not expand the terms of this contract and do not impose any responsibilities or duties on us greater than those set forth in this contract. For example, any terms of this contract and this endorsement permitting distributions in the case of hardship do not apply if the Plan prohibits hardship distributions. Similarly, if the Plan provides for designated Roth contributions under IRC Section 402A, after-tax employee contributions or loans, such terms of the Plan do not apply with respect to this contract and this endorsement. In the event of a conflict between the terms of this contract and any other terms of the Plan, such other terms of the Plan will govern if necessary to ensure compliance with IRC Section 403(b).

Federal law may require the Employer to share information with us that is necessary for us to administer this contract in accordance with the terms of the Plan and the IRC. In such case, we will rely upon such information in administering this contract in accordance with the terms of the Plan and the IRC. If we do not receive such information from the Employer in the form and manner we deem acceptable, we will administer this contract in the manner we deem appropriate. In some cases, this could mean that we have no responsibility to make any distribution (including a hardship distribution) from this contract before we receive the information we require from the Employer.

Federal tax law also may require us to share information regarding this contract with the Employer in order to ensure compliance with the terms of the Plan and the IRC. We will share such information as required by federal tax law and any agreement between us and the Employer.

The Employer may identify a delegate to provide or receive the information described above.

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Contract Number: [B1234567    ]

403(b) TAX SHELTERED ANNUITY ENDORSEMENT	(continued)

11)	GENERAL PROVISIONS.

a)	Unisex Rates. The method of calculating contributions and benefits under this contract are based on unisex rates, and any references to sex or gender (with regard to rates and benefits) in this contract are deleted.

b)	Mandatory Distributions. Mandatory distributions described in IRC Section 411(a)(11) are not permitted under this contract.

c)	Treatment as an Annuity Contract Under IRC Section 403(c). If this contract is not treated for federal tax purposes as an annuity contract under IRC Section 403(b), the contract will be treated as an annuity contract described in IRC Section 403(c), the contract and all endorsements attached to the contract will be interpreted in accordance with IRC Section 403(c), and the entire interest in the contract will be distributed in accordance with the requirements of IRC Section 72(s).

d)	Death Benefits Under Qualified Active Military Service. To the extent required under IRC Sections 403(b)(14) and 401(a)(37), in the case of an Employee who dies while performing qualified military services (as defined in IRC Section 414(u)), the survivors of the Employee are entitled to any additional benefits (other than benefit accruals relating to the period of qualified military service) provided under the Plan had the Employee resumed and then terminated employment on account of death.

e)	ERISA. If this contract is being maintained pursuant to a Plan that is subject to the requirements of Title I of ERISA, the Employer is solely responsible for assuring that the Plan complies at all times with such requirements, including assuring that all distributions, consents, and elections under the contract comply with the requirements of Section 205 of ERISA. We are under no duty to determine whether a plan constitutes an employee benefit plan that is subject to Title I of ERISA and are fully entitled to rely on the Employer’s or Plan Administrator’s representation of the Plan’s ERISA status.

Signed for Thrivent Financial for Lutherans

President
Secretary

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